AMENDED AND RESTATED SCHEDULE A
TO THE TRUST INSTRUMENT

Schedule A

FIRST INVESTORS EQUITY FUNDS

Covered Call Strategy Fund
Equity Income Fund
Global Fund
Growth & Income Fund
Hedged US Equity Opportunities Fund
International Fund
Opportunity Fund
Premium Income Fund
Select Growth Fund
Special Situations Fund
Total Return Fund

Schedule updated as of January 31, 2019